PRESS RELEASE

DICK'S Sporting Goods Announces that Chief Financial Officer
André J. Hawaux will Assume Additional Responsibilities
as Chief Operating Officer

PITTSBURGH, February 2, 2015 - DICK'S Sporting Goods, Inc. (NYSE: DKS) announced today that André J. Hawaux has been appointed as Executive Vice President, Chief Operating Officer/Chief Financial Officer. In addition to his existing responsibilities for Finance, Legal and Information Technology, Mr. Hawaux has expanded his responsibilities to include Store Operations, Real Estate and Human Resources.

Mr. Hawaux joined DICK'S in 2013 as Executive Vice President, Finance, Administration and Chief Financial Officer. Prior to joining DICK'S, he was most recently President, Consumer Foods at ConAgra Foods, Inc., one of North America's leading packaged food companies. Previously, he served as ConAgra Foods' Executive Vice President, Chief Financial Officer from 2006 to 2009.

"We are pleased to announce that André will assume additional responsibilities as Chief Operating Officer," said Edward W. Stack, DICK'S Sporting Goods Chairman and CEO. "Since joining DICK'S in 2013, André has been instrumental in executing our growth plans. We look forward to further leveraging his background in finance and operations, combined with his exceptional leadership and business acumen."

About DICK'S Sporting Goods, Inc.
Founded in 1948, DICK'S Sporting Goods, Inc. is a leading omni-channel sporting goods retailer offering an extensive assortment of authentic, high-quality sports equipment, apparel, footwear and accessories. As of January 31, 2015, the Company operated more than 600 DICK'S Sporting Goods locations, serving and inspiring athletes and outdoor enthusiasts to achieve their personal best through a blend of dedicated associates, in-store services and unique specialty shop-in-shops. Headquartered in Pittsburgh, PA, DICK'S also owns and operates Golf Galaxy, Field & Stream and True Runner specialty stores. DICK'S Sporting Goods, Inc. news releases are available at investors.dicks.com. The Company's website is not part of this press release.

Contacts:
Investor Relations:
Anne-Marie Megela, Vice President – Treasury Services and Investor Relations, or
Scott W. McKinney, Director of Investor Relations
(724) 273-3400 or investors@dcsg.com

Media Relations:
(724) 273-5552 or press@dcsg.com

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